Exhibit 6.3

Registered Transfer Agent Agreement

This agreement (“Agreement”) sets forth the terms and conditions by which XY – THE FINDABLES COMPANY (“Company”, “Issuer”, “you”, “your”) appoints FundAmerica Stock Transfer, LLC (“Transfer Agent”, “FAST”, “us”, “our”, “we”) as your exclusive and sole transfer agent for the preparation and maintenance of securities ownership records to reflect the number of shares owned by each record owner and to reflect any changes in ownership of the Company, including securities transferred, purchased, redeemed or issued, and management of Issuer’s securities records (“securities”) and its securities holder positions; for making payment distributions to security holders, and for maintaining accurate records reflecting ownership changes, including escrowing funds as needed to ensure good delivery and settlement (the “Services”) of the Company’s securities. The parties hereby agree, intending to be legally bound, to the following Terms and Conditions:

1.	GENERAL APPOINTMENT OF TRANSFER AGENT

a.	Transfer Agent is hereby appointed as the transfer agent for the recording, maintenance, transfer and management of Company’s securities (as defined in “1.c.” below) and associated holders, and to perform such other services related to the securities as provided herein. You hereby certify that the Company’s Board of Directors or other appropriate Company management has duly adopted an appropriate resolution appointing FAST as its transfer agent and that said resolution is now in full force and effect, and shall remain in full force and effect for the appointment of FundAmerica Stock Transfer, LLC as Transfer Agent for so long as we provide Services to Company.

b.	Issuer’s use of FAST tools: Issuer may use tools provided by FAST to update holder records and manage Company’s securities, initiate payments and record transactions (including reflecting the number of shares owned by each record owner (“securities holder”) and to reflect any changes in ownership of securities holders including new owners of shares). Issuer is granted rights to do this only for issuer’s own securities and hereby accepts complete responsibility and liability for the actions (or inactions) of its authorized persons (“Administrators” or “Admin”) in the use, misuse or failure to use the FAST system. Issuer shall exclusively appoint its Admins by providing them with accounts or other access including account logon names and passwords of others, API keys, and other access methodologies. Issuer is exclusively responsible for the security of its passwords and API keys and in no event shall FAST be responsible for any actions undertaken by anyone who has accessed the system or logged on with Issuers accounts. Actions taken by Admins are, for purposes of this Agreement, considered to be actions taken directly by Company.

c.	The term “securities” as used in this Agreement shall mean the equity and debt securities, including any warrants and options, of Company. Company affirms, represents and warrants that it has provided to FAST all applicable details concerning its securities and associated securities holder positions.

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2.	MANAGEMENT OF SECURITIES AND HOLDERS

Securities and holders of securities may be managed by Company and their authorized Administrators (“Admin”) in the FAST system, and by Transfer Agent directly.

A.	Self-Management
a.	Transfer Agent shall provide Company with a log-on system which enables Company to add, modify or remove securities, holders of securities, and perform other tasks (e.g. sending email to holders);
b.	Company may grant users, at its discretion, administrative rights to the system. Such users shall have complete, unfettered ability to initiate and/or perform tasks;
c.	Company may also write into the FundAmerica API (Application Programming Interface) either itself directly or via its software service provider(s) and perform tasks just as though they were logged in to the apps.fundamerica.com site.
B.	Transfer Agent is authorized and directed to issue and/or modify book-entry ownership of the securities and associated securities holder positions in Company from time to time upon receiving any of the following:
a.	Written instructions from an officer of Company or Admin for the tasks to be performed (with email constituting an acceptable form of written communication);
b.	Instructions, either written or electronic via API integration, from any SEC registered broker-dealer or their authorized representatives, or from any SEC registered secondary market service (e.g. a website/platform) or exchange;
c.	Instructions, either written or electronic via API integration, from any non-SEC registered person who has been approved by Company as an Admin;
d.	A certified copy of any order, consent, decree or other authorization that may relate to the issuance of the Securities;
e.	Such documents as Transfer Agent may reasonably request;
f.	Upon learning of an error that is required to be corrected.

All parties hereby acknowledge and agree that FAST provides tools which enable the issuer and other participants in the finance industry to obtain information about and/or to and manage securities, securities holder data and communications. It is the express intent of Company to use these tools to drive down the costs and fees historically associated with Registered Transfer Agents and to increase accessibility of information regarding its securities and holders thereof, as well as to aid in the speed and ease with which tasks are performed.

3.	BOOK-ENTRY ONLY

a.	Ownership of Company’s Securities will be “book-entry” only form, meaning that ownership interests shall be recorded by Transfer Agent and kept only on the books and records of Transfer Agent. No physical certificates shall be issued, nor received, by Transfer Agent or any other person. FAST records and maintains securities of Company in in book-entry form only. Book-entry form means FAST maintains shares on an investor’s behalf without issuing or receiving physical certificates. Securities that are held in un-certificated book-entry form have the same rights and privileges as those held in certificate form, but the added convenience of electronic transactions (e.g. transferring ownership positions between a broker-dealer and FAST), as well as reducing risks and costs required to store, manage, process and replace lost or stolen securities certificates. Transfer Agent shall send out email confirmations of positions and notifications of changes “from” Company upon each and every event affecting any person’s ownership interest, with a footer referencing Transfer Agent.

b.	Transfer Agent may email holders a “ceremonial certificate” in .pdf form, per our standard template, which will be clearly marked as such. All parties recognize and agree that these are not legal securities instruments but simply decorative, informal, commemorative, non-binding marketing confirmations of an ownership position. They are not legal tender of any form.

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4.	AUTHORIZED OFFICERS AND ACCOUNT ADMINISTRATORS

a.	Company shall have the ability to create and approve Admin for their FAST account, access to which may be either via our dashboard tools or our Application Programming Interface (“API”). Company accepts sole and absolute liability and responsibility for managing its Admin and for safeguarding passwords, API keys, and other security measures.

b.	Transfer Agent shall be protected and held harmless when enabling and accepting any actions taken by, or instructions given by an authorized officer or other Company approved account Admin. When any Admin or officer of Company shall no longer be vested with the authority to effect actions in the securities for Company, a written notice thereof shall be given to Transfer Agent and until receipt of any such notice Transfer Agent shall be fully protected and held harmless in recognizing, enabling and accepting the actions of such officer or Admin.

c.	Transfer Agent shall not be considered notified of any termination of officers or Admins of Company until notice of such termination shall be given in writing or input electronically via the dashboard or API by Company or its Admins to Transfer Agent. Such terminations shall have no effect on any transactions or activities of such person prior to the effectiveness of such termination, including those which have already been entered into our systems and are pending or in process.

5.	REGISTRAR; TRANSFER OF SECURITIES, COMMUNICATIONS

a.	Transfer Agent is authorized and directed to act as the official registrar of the securities upon receipt by Transfer Agent of complete, accurate and balanced securities holder records provided by Company or its Admins to Transfer Agent, which shall be deemed a complete and accurate listing of all outstanding Securities of Company.

b.	Transfer Agent is authorized and directed to effect transfers of securities and changes of holder vesting from time to time upon the books of Company as maintained by Transfer Agent.

c.	All securities positions and securities holders thereof shall be managed electronically via the FAST system. All communications, including but not limited to notices, confirmations and other documents, will be sent electronically. No documents or communications will be sent via US Postal Service or other physical couriers.

d.	Securities will be transferred or exchanged either electronically via our systems (accessed either via your account dashboard or via our API) or upon appropriate instructions in a form reasonably deemed by Transfer Agent to be properly authorized for transfer, accompanied by such documents as Transfer Agent may deem necessary to evidence the authorization of the security holder making the transfer. Transfer Agent reserves the right to refuse to transfer securities until it has received reasonable assurance that each necessary endorsement is genuine and effective, that the transfer of the securities is legally valid and genuine and that the requested transfer is otherwise legal. Transfer Agent may rely upon the Uniform Commercial Code, applicable law or regulation, and generally accepted industry practice in effecting transfers, or in delaying or refusing to effect transfers. Transfer Agent may delay or refuse to process any transfer that in its reasonable judgment appears not to be proper.

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e.	Transfer Agent shall not issue any fractional interests. Only whole interests in securities will be recorded. Company agrees to not make any fractional recordings or fractional transfers, nor to undertake any activities in which FAST would be expected to record or issue any securities holder a fractional securities ownership interest or position. In the event that Transfer Agent received a request or directive to process any transaction which would, in part, result in a fractional ownership position, FAST may, in its sole discretion, refuse the transaction or record it at the nearest whole number by rounding down (e.g. 56.94 shares would be recorded as 56 shares). In any situation where Transfer Agent records a rounded down number then Company agrees that such securities holder may be due remuneration for not receiving the fractional interest, and that Company shall bear full and exclusive responsibility and liability for and to that holder.

f.	When Transfer Agent deems it expedient it may apply to Company, or counsel for Company , any expense for which shall be borne solely by Company, for instructions and advice; that Company will promptly furnish or will cause its counsel to furnish such instructions and advice, and, for any action taken in accordance with such instructions or advice, or in case such instructions and advice shall not be promptly furnished, Company will indemnify and hold harmless Transfer Agent from any and all liability, including attorney’s fees and court costs. Company agrees to fully cooperate with Transfer Agents requests for further information.

g.	Company will at all times advise Transfer Agent of any and all stop transfer notices, security restrictive legends or adverse claims lodged against any Securities of Company and further, will promptly notify Transfer Agent when any such notices or claims have expired or been removed. Transfer Agent is not otherwise responsible for stop transfer notices, security restrictive legends or adverse claims from either Company or third parties unless it has received actual written notice.

6.	RECORDKEEPING AND DATA ACCESSIBILITY

a.	Transfer Agent is authorized and directed to maintain records describing the Securities and the vesting information of securities holders, along with the quantity of securities owned by each securities holder, together with such other records as Company or its Admins add to the system or that Transfer Agent deems necessary or advisable to discharge its duties as set forth herein.

b. Company understands and agrees that inspection of securities records and other records in the possession of Transfer Agent are subject to the inspection rights of securities regulatory authorities including the Securities and Exchange Commission (“SEC”) and the Depository Trust & Clearing Company (“DTCC”).

c. FAST is hereby authorized to make certain data available to industry third-party systems, both directly and via API integrations, including but not limited to broker-dealers, investment advisers, registered transfer agents, securities exchanges, rating agencies, research firms and others for purposes of enabling them to obtain information about and descriptions of Company’s securities, payment history of such securities, confirmations of securities holders’ ownership positions, enforcing restrictions on any proposed divestitures (including ownership changes), among other things.

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7.	RESPONSIBILITIES, INDEMNITY, AND COMPENSATION HEREUNDER

a.	Transfer Agent may rely and act, or refuse to act, without investigation upon any list, instruction, certification, authorization, or other communication, including electronic communications and actions input into the Service via dashboard or API (“communications”), provided by the Company, its agents or representatives. Transfer Agent may make entries reflecting the transfer, or manage the records of securities holder ownership based upon such Company communications, which the Company represents are accurate and duly authorized, and which Company understands and agrees that FAST intends to rely upon in good faith. Company agrees that it shall not give Transfer Agent direction to take any action or refrain from taking any action, if implementing such direction would be in violation of applicable law, regulation or any third parties contract rights. Company agrees that it shall not direct Transfer Agent to transfer any security if such security is subject to any restriction or prohibition on transfer to or from a securities intermediary in its capacity as such, and Transfer Agent shall not be liable to Company or any other party for refusing to effect any such transfer.

b.	Transfer Agent may conclusively and in good faith rely and act, or refuse to act, upon the records and information provided to it by Company and/or its Admins without being required or expected to undertake an independent review or audit of such records and information, and shall have no responsibility or liability for the accuracy or inaccuracy of such provided records and information.

c.	Transfer Agent may, in connection with the services described in this Agreement, engage without notice, subcontractors, agents, co- transfer agents or attorneys-in-fact, and service providers (e.g. hosting datacenter) in its sole and absolute discretion. Transfer Agent is authorized by Company to execute all agreements, appoint agents or sub-agents and do all other acts reasonably necessary to carry out the general purposes of, and to fulfill its obligations under this Agreement.

d.	Company agrees that Transfer Agent shall be paid all agreed upon fees for its services and reimbursed for its agreed upon expenses. Company shall pay all fees to Transfer Agent for the Services as set forth in the control panel of your account on apps.fundamerica.com and located in Account Settings, Billing Information. All Fees are due and payable at the time Services are provided. FAST may increase or decrease (“change”) its Fees FAST charges for the Services at any time upon sixty (60) days notice, with such changes in fees applying to transactions for Services only after the sixty (60) day notice period. All Fees are not to be prorated for any partial periods, nor are they refundable in whole or in part unless agreed to in writing by FAST. Furthermore, FAST may add new Services, discontinue any tools or Services, or make modifications to tools or Services at any time and without notice, in its sole and absolute discretion. Transfer Agent is hereby authorized to debit Company’s bank account via ACH on a daily basis for any and all agreed upon fees and expenses incurred. Company shall pay interest at the rate of 1% per month for all unpaid balances due to FAST. Furthermore, FAST may, at its option, cease providing Services to Company at any time, in its sole discretion, until past due amounts are paid.

8.	CONSENT TO USE OF NAME AND LOGO

Each party may disclose in regulatory filings, marketing materials and in other communications the fact that the parties have entered into this Agreement, however, neither party may disclose the specific terms of this Agreement including the fees agreed by and between the parties without the prior written consent of the other party, unless disclosure of such fee information is already public or is required to be disclosed by law.

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9.	UNCLAIMED PROPERTY ADMINISTRATION

a.	Transfer Agent will provide unclaimed property reporting services for unclaimed funds or Securities, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation.

b.	Company shall assist Transfer Agent and provide such cooperation as may reasonably be necessary to comply with Transfer Agent’s obligations regarding unclaimed property.

10.	LOST SECURITY HOLDER SEARCH SERVICES

a.	Pursuant to SEC rules (See SEC Rule 240.17Ad-17, as amended), Transfer Agent may be required to provide certain services regarding lost holder accounts for Company’s Securities.

b.	Company agrees to promptly reimburse Transfer Agent for reasonable costs and expenses incurred by Transfer Agent in the course of providing the referenced search services.

11.	MUTUAL CONFIDENTIALITY OF INFORMATION

a.	As used herein, the “Confidential Information” means all confidential and proprietary information of a party disclosed (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the data, business and marketing plans, technology and technical information, product designs, API designs, and business processes. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without breach of any obligation owed to the Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

b.	Receiving Party shall not disclose, use, transmit, or otherwise disseminate, sell or transfer any of the Confidential Information of Disclosing Party for any purpose other than as is set forth in this Agreement, except with Disclosing Party’s prior written permission (with email serving as an appropriate form of written communication).

c.	Each party agrees to effectively protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.

d.	If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by each of the parties to this Agreement that any other available remedies are inadequate.

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12.	TERM

a.	The Agreement shall have a term of three (3) years, which term shall automatically renew for successive three (3) year terms unless either party shall provide written notice of cancellation thirty (30) days prior to the end of any applicable term period. In addition, either party may terminate this Agreement (i) at any time upon 30 days’ notice, (ii) immediately if the other party is in material breach of its obligations hereunder, unless the breaching party has cured such breach within a ten (10) day period, (iii) immediately upon notification or confirmation of any bankruptcy, receivership or dissolution of either party, or, (iv) immediately upon notification or confirmation of any judgment or final order by any law enforcement or regulatory authority against either party or any of their associated persons (officers, directors and substantial beneficial owners) which impacts the ability of either party to perform under the terms of this Agreement.

b.	Upon the effective date of termination in accordance with the provisions noted above Transfer Agent shall deliver within ninety (90) days, at the expense of Company, to Company or to a successor transfer agent as directed in writing by Company, all records of Company in the possession of Transfer Agent, in a form and format as decided by Transfer Agent in its sole and absolute discretion.

13. WARRANTIES AND DISCLAIMER

13.1     Mutual Warranties. Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

13.2     Warranties by Company:

a. Company hereby represents and warrants that all information, records and materials provided to Transfer Agent are accurate, truthful and comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Company hereby indemnifies and holds FAST harmless for any and all violations or breaches of this Section 13.2. Company acknowledges that it is sharing its information, materials and records with FAST in order for us to provide the Services and perform under this Agreement.

b. Breach of Warranties. In the event of any breach of any of Company’s responsibilities or warranties herein, in addition to any other remedies available at law or in equity FAST will have the right to immediately, in FAST’s sole and reasonable discretion, suspend Services if deemed necessary by FAST to prevent or eliminate difficulties in the operation of Services or harm to FAST’s business or reputation, or to prevent potential litigation or other controversies.

13.3     Warranties by FAST. FAST represents and warrants that the Services and related software do not infringe on the intellectual property rights of any third party.

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13.4     Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, FAST MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORILY. FAST EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY AND TITLE. FAST DOES NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE. FAST DOES NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE DASHBOARD, THE API OR THE SERVICES WILL BE SECURE OR UNINTERRUPTED. FAST EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. COMPANY WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF FAST TO ANY THIRD PARTY. COMPANY’S ACCESS TO AND USE OF THE SERVICES AND API ARE AT COMPANY’S OWN RISK. COMPANY UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. FAST WILL NOT BE LIABLE TO COMPANY FOR ANY DAMAGES RESULTING FROM COMPANY’S RELIANCE ON OR USE OF THE SERVICES.

14. LIMITATION OF LIABILITY

14.1     Disclaimer of Consequential Damages. COMPANY HEREBY ACKNOWLEDGES AND AGREES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FAST WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO COMPANY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, LOSS OF BUSINESS OR HOLDER CLAIMS.

14.2     Cap on Liability. EXCEPT FOR BREACHES OF SECTION 13.3, COMPANY HEREBY ACKNOWLEDGES AND AGREES THAT UNDER NO CIRCUMSTANCES WILL FAST’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE ACTION OR CLAIM IS BASED ON CONTRACT, TORT, WARRANTY OR OTHERWISE, WILL EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY COMPANY TO FAST UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

14.3     General Indemnification. Company hereby agrees to indemnify, protect, defend and hold harmless FAST and its officers, directors, members, shareholders, employees, agents, related businesses (including but not limited to FundAmerica Technologies, LLC, its affiliates and subsidiaries), partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which FAST may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Company contained in this Agreement; or error or misstatement of any information, directions or actions delivered by Company or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Company under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder. Any amount due under the aforesaid indemnity will be due and payable by Company within thirty (30) days after demand thereof. Furthermore, Company shall protect, hold harmless and indemnify FAST and its officers, directors, members, shareholders, employees, related businesses (including but not limited to FundAmerica Technologies, LLC , its affiliates and subsidiaries), agents, partners, vendors, successors and assigns from and against any and all liability related to Company’s business and business related operations and affairs, and use of the API, license, the Services or any breach of the terms of this Agreement, except to the extent the same arises from a breach of Section 13.3.

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14.4     FAST Indemnification. With regard to Section 13.3, FAST hereby agrees to indemnify, protect, defend and hold harmless Company and its officers, directors, members, shareholders, employees, agents, related businesses, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Company may suffer to the extent the same arises as a result of any breach of or material inaccuracy in the representation and warranty set forth in Section 13.3. Any amount due under the aforesaid indemnity will be due and payable by FAST within thirty (30) days after demand thereof. Issuer shall reasonably cooperate with FAST in the defense or settlement of any such Infringement claim and shall provide access to its records and personnel as reasonably requested by FAST for the purpose thereof.

15. MISCELLANEOUS

15.1     Notices. All notices permitted or required by this Agreement will be via email, and will be deemed to have been delivered and received upon sending via any nationally recognized and trusted SMTP delivery service, including but not limited to Gmail, Global Relay, and SendGrid. Notices shall be delivered to the addresses of record which, if to FAST, shall be to transferagent@fundamerica.com, and if to Company shall be to the email address on file in your account on apps.fundamerica.com.

15.2     No Implied License. Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in the technology used and the services provided are and remain the exclusive property of FAST.

15.3     Severability. If any portion or provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any arbitrator or court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions or provisions hereof.

15.4     No Legal Partnership or Agency. This Agreement is not intended and shall not be construed as creating a joint venture or a legal partnership between the Company and FAST, and shall not be interpreted as permitting either party to act as an agent for the other party to this Agreement. Nor does this Agreement create a fiduciary relationship or duty or any other obligations other than those expressly imposed by this Agreement.

15.5     Limited License of Trademarks. During the term of this Agreement, Company has the option to generally use FAST’s name, logo and trademarks on its website and other marketing materials so long as such use is not construed in any way to imply that any Securities offering or transaction is endorsed, recommended, or vetted and approved by FAST, nor that Company is authorized to act as an agent or a representative of FAST. Furthermore, it is agreed that FAST has the option to use the name and logo of Company in publicly disclosing the existence of this business relationship.

15.6     No Underwriting. Company agrees without reservation that FAST is not acting as an underwriter of any Securities offering, nor as a broker or dealer on any Securities transaction. Furthermore, Company agrees that it is not authorized to nor is it acting as an agent of FAST concerning any Securities offering or transaction.

15.7     No Legal, Tax or Accounting Advice. Company agrees without reservation that FAST does NOT provide any legal, tax or accounting advice in any way, nor on any matter, regardless of the communication, and whether is it oral or written. Company unconditionally agrees to rely solely on its legal, tax and accounting professionals for any such advice and on all matters.

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15.8     No Investment Advice or Recommendations. Company agrees that FAST does NOT provide any investment advice, nor does FAST make any Securities recommendations nor solicit the offer or sale of Securities to any issuer or investor. FAST does not provide any brokerage or other service or advice in the structuring of any offering. Company agrees that any communications from FAST, whether written, oral or otherwise, regardless of content, will never be interpreted or relied upon as investment advice or a securities recommendation. Company agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers (and their representatives) acting as an underwriter, selling agent, trading desk or market-maker for issuer’s securities, as well as any securities exchanges, liquidity services or research firms acting on its behalf.

15.9     Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be emailed to Company and FAST and will be stored on the Service and accessible in the Control Panel. Both Company and FAST hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, each party agrees that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Company and FAST. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement and consents to be legally bound by the Agreement’s terms and conditions. Furthermore, both Company and FAST hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Company, and if you desire physical documents then you agree to directly and personally print, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

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15.10     Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, and without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger or consolidation, and/or (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms of the Agreement hereof. This Agreement will be binding upon and will inure to the benefit of successors and assigns.

15.11     Non-Absolute Standards. All of the Services are provided under a “reasonability” standard. This means that no service may be held to an absolute or perfect standard. AML reports, verification of investor accreditation, payment processing of distributions to securities holders and associated tax/payment data, clearing and recording of securities holder ownership changes in Company’s securities, and other Services are provided in such a manner that they are only to be reasonable for the fees paid and technology employed, and are not to be held to a perfect, flawless, or mistake free standard. Company acknowledges this and agrees that reasonable Services are good and sufficient to meet Company’s expectations and requirements under this Agreement and for Transfer Agent to earn the fees it charges.

15.12     Binding Arbitration, Applicable Law and Venue, Attorneys Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of New York without regard to principles of the conflict of laws. The parties hereby agree that any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in New York, New York. It is further agreed that any such action will be pursuant to the rules of the American Arbitration Association. Company and Transfer Agent each consent to this method of dispute resolution, as well as jurisdiction, and consent to New York being a convenient forum for any such claim or dispute and each party waives any right it may have to object to either the venue or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

15.13     Counterparts; Facsimile; Email; Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

15.14     Force Majeure. No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section 15.14, beyond such party’s reasonable control.

15.15     Interpretation. Each party to this Agreement has been represented by counsel and/or has had sufficient time to carefully review each of the terms and provisions of this Agreement and voluntarily accepts each term and provision of this Agreement. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as identity of the person or persons may require for proper interpretation of this Agreement. And it is the agreement of the parties that this Agreement is written in English.

15.17     Captions. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

© Copyright 2016 FundAmerica Stock Transfer, LLC All Rights Reserved

15.18     Beneficiaries. The parties agree that there are no third party beneficiaries to this Agreement.

15.19     Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the parties concerning the transfer agent services provided, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement. This agreement may not be modified or amended except by written agreement executed by all the parties of this Agreement.

Agreed this 2 day of September, 2016 by and between:

FundAmerica Stock Transfer, LLC	XY – The Findables Company

By: /s/ Scott Purcell	By: /s/ Robert Plaisted
Name: Scott Purcell	Name: Robert Plaisted
Title: CEO	Title: Controller

© Copyright 2016 FundAmerica Stock Transfer, LLC All Rights Reserved